Exhibit 5.1

OPINION OF THE JORDAAN LAW FIRM, PLLC

June 20, 2012

Santa Fe Gold Corporation
1128 Pennsylvania NE, Suite 200,
Albuquerque, New Mexico 87110

Re:  Registration Statement on Form S-3 (File No. 333-163112)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated December 29, 2009 (the “Base Prospectus”), and the prospectus supplement dated June 20, 2012 (collectively with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Santa Fe Gold Corporation (the “Company”) of up to $15,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.002 per share (the “Common Stock”). The Shares are covered by the Registration Statement. We understand that the Shares and Warrants are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ The Jordaan Law Firm, PLLC
The Jordaan Law Firm, PLLC